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                      August 22, 2023

       Tao Yang
       Chief Executive Officer
       Yalla Group Ltd
       #238, Building 16, Dubai Internet City, PO BOX 501913
       Dubai, United Arab Emirates

                                                        Re: Yalla Group Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39552

       Dear Tao Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Yi Gao